UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 28, 2026

UNITED COMMUNITY BANKS, INC.

(Exact name of registrant as specified in its charter)

Georgia	001-35095	58-1807304
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

200 East Camperdown Way

Greenville, South Carolina 29601

(Address of principal executive offices)

Registrant's telephone number, including area code:

(800) 822-2651

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $1 per share	UCB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 28, 2026, United Community Banks, Inc. (the “Company”) and Jefferson L. Harralson (the “Executive”) entered into an Agreement dated as of April 28, 2026 (the “Harralson Agreement”) pursuant to which Executive will resign, effective as of December 31, 2026 (the “Employment Termination Date”), as Executive Vice President and Chief Financial Officer of the Company.  The following summary of the material terms of the Harralson Agreement is qualified in its entirety by reference to the full text of the Harralson Agreement, a copy of which accompanies this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by this reference.

The Harralson Agreement provides that the Executive’s employment with the Company is at-will and will continue until: (a) the close of business on the Employment Termination Date; or (b) such earlier date on which Executive’s employment with the Company is terminated by the Executive’s death or disability, by the Company for Cause or by the Executive’s voluntary resignation, at any of which time(s) his employment with the Company shall terminate (the “Separation Date”). The Harralson Agreement provides for the Executive, through the Employment Termination Date, to receive his regular monthly salary and automobile allowance, to participate in the Company’s employee benefit plans and receive reimbursement of expenses incurred on behalf of the Company. If the Executive’s employment continues through the Employment Termination Date, he also will receive his 2026 incentive bonus, when determined, and a cash severance of $1 million (the “Severance”), payable no later than January 15, 2027.

If the Executive’s employment is terminated prior to the Employment Expiration Date as a result of a voluntary resignation or a termination by the Company for Cause, the Executive shall have no rights under the Harralson Agreement except to receive any accrued but unpaid salary through the Separation Date. If the Executive’s employment is terminated prior to the Employment Expiration Date as a result of disability, the Executive shall have no rights under the Harralson Agreement except to receive any accrued but unpaid salary through the Separation Date, his 2026 incentive bonus, when determined, and a prorata portion of the Severance, reduced by $125,000 for each full month remaining between the date of disability and December 31, 2026. If the Executive’s employment is terminated prior to the Employment Expiration Date by the Company without cause, the Executive shall receive all of the benefits under the Harralson Agreement as if he continued to be employed through the Employment Termination Date.

In addition, as of the Employment Termination Date, the Executive will satisfy the early retirement eligibility criteria under the Company’s Modified Retirement Plan pursuant to his participation agreement. Accordingly, the Executive will be entitled to receive his minimum early retirement benefit of $70,000 annually, payable as a life annuity, or as adjusted if an alternative payment method is elected, in accordance with the terms of the plan.

Reference is made to that certain Change in Control Continuity Agreement dated February 14, 2023 (the “Retention Agreement”)  (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K dated February 14, 2023 and filed with the U.S. Securities and Exchange Commission on February 14, 2023). The Retention Agreement shall terminate on the Separation Date and neither the Company nor the Executive shall have any further rights or obligations thereunder.  Following the Separation Date, the respective rights and obligations of the parties shall be governed by the terms of the Harralson Agreement; provided, however, that notwithstanding the foregoing, in the event Executive, prior to the Separation Date becomes eligible for benefits pursuant to Section 4 of the Retention Agreement, then the Harralson Agreement cease to be effective and Executive shall receive only the benefits provided by the Retention Agreement.

The Harralson Agreement also contains customary non-disparagement, non-solicitation and confidentiality provisions.  Upon the Employment Termination Date, in order to receive the remaining benefits under the Harralson Agreement, the Executive also must execute and deliver a release, in the form attached to the Harralson Agreement, of all claims that he might have against the Company.

Item 7.01	Regulation FD Disclosure.

In connection with the execution of the Harralson Agreement, the Company issued the press release that is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	See exhibit index below for the list of exhibits filed or furnished with this Current Report on Form 8-K.

EXHIBIT INDEX

Exhibit No.	Description
10.1	Agreement dated April 28, 2026 between United Community Banks, Inc. and Jefferson L. Harralson
99.1	Press release dated April 28, 2026 (furnished only)
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED COMMUNITY BANKS, INC.

	By:	/s/ Melinda Davis Lux
Melinda Davis Lux
Chief Administrative Officer, General Counsel and
Corporate Secretary

Date: April 28, 2026